Exhibit 10 (21)

AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT

as of February 13, 2012

wells fargo BANK, NATIONAL ASSOCIATION, as Agent

12 East 49th Street

New York, New York 10017

Ladies and Gentlemen:

Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the Secured Parties (as defined in the Loan Agreement), the parties to the Loan Agreement as lenders (individually, each a “Lender” and, collectively, “Lenders”), American Biltrite Inc., a Delaware corporation (“ABI”), Ideal Tape Co., Inc., a Delaware corporation (“Ideal Tape”), K&M Associates L.P., a Rhode Island limited partnership (“K&M”; together with ABI and Ideal Tape, the “US Borrowers”), American Biltrite (Canada) Ltd., a Canadian corporation (“Canadian Borrower”; together with US Borrowers, the “Borrowers”), 425 Dexter Associates, L.P., a Rhode Island limited partnership (“Dexter”), Ocean State Jewelry, Inc., a Rhode Island corporation (“Ocean State”), and Majestic Jewelry, Inc., a Delaware corporation (“Majestic”), American Biltrite Far East, Inc., a Delaware corporation (“Far East”; together with Dexter, Ocean State and Majestic, the “US Guarantors”), have entered into certain financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated as of June 30, 2009, by and among Agent, Lenders, Borrowers and Guarantors (as defined in the Loan Agreement), as amended by Amendment No. 1 to Loan and Security Agreement, dated as of July 15, 2009, Amendment No. 2 to Loan and Security Agreement, dated as of March 15, 2010, Amendment No. 3 to Loan and Security Agreement, dated as of May 27, 2011, Amendment No. 4 to Loan and Security Agreement, dated as of November 22, 2011, and this Amendment No. 5 to Loan and Security Agreement (“Amendment No.5”) (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, this letter agreement (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

Borrowers have requested that Agent and Lenders agree to amend the Loan Agreement as set forth herein, and Agent and Lenders have agreed to accommodate Borrowers’ request. The parties hereto wish to enter into this Amendment No. 5 to evidence and effectuate such amendments and certain other agreements relating thereto, in each case subject to the terms and conditions and to the extent set forth herein.

In consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Interpretation. All capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement and the other Financing Agreements, unless otherwise defined herein.

2. Amendments to Loan Agreement.

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

“Amendment No. 5” shall mean Amendment No. 5 to Loan and Security Agreement, dated as of February 13, 2012, by and among Borrowers, Guarantors, Agent and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Cash Dominion Event” shall mean either (a) an Event of Default shall exist or have occurred and be continuing, or (b) Global Excess Availability shall have fallen below $7,000,000.

“Control Notice” shall mean a written notice delivered by Agent pursuant to a Deposit Account Control Agreement instructing the depository bank to comply with instructions originated by Agent with respect to the deposit account that is covered thereby without further consent of Borrowers.

“Quarterly Average Global Excess Availability” shall mean, for any calendar quarter, the daily average of the aggregate amount of Global Excess Availability for such calendar quarter.

(b) Applicable Margin. Effective June 30, 2012, the definition of “Applicable Margin” as set forth in Section 1.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.7 “Applicable Margin” for each type of Loan shall mean, at any time:

(a) subject to clause (b) below, at any time, as to the Interest Rate for Base Rate Loans and the Interest Rate for LIBOR Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Global Excess Availability for the immediately preceding calendar quarter is at or within the amounts indicated for such percentage:

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Tier	Quarterly Average Global Excess Availability	Applicable Margin for Revolving Loans which are Eurodollar Rate Loans	Applicable Margin for Revolving Loans which are Base Rate Loans	Applicable Margin for Term Loan which is a Eurodollar Rate Loan	Applicable Margin for Term Loan which is a Base Rate Loan
1	Less than $6,000,000	3.25%	1.25%	3.75%	1.75%
2	Greater than or equal to $6,000,000 and less than or equal to $12,000,000	3.00%	1.00%	3.50%	1.50%
3	Greater than $12,000,000	2.75%	0.75%	3.25%	1.25%

(b) Notwithstanding anything to the contrary set forth above, (i) the Applicable Margin shall be calculated and established once each calendar quarter based upon the Quarterly Average Global Excess Availability for the immediately preceding calendar quarter and shall remain in effect until adjusted thereafter after the end of such calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Global Excess Availability for the immediately preceding calendar quarter, and (iii) until the end of the fiscal quarter ending on September 30, 2012, the Applicable Margin shall be the amount for Tier 2 set forth above. In the event that at any time after the end of a calendar quarter the Quarterly Average Global Excess Availability for such calendar quarter used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Global Excess Availability for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Global Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. In the event that at any time after the end of a calendar quarter the Quarterly Average Global Excess Availability for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Global Excess Availability, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Global Excess Availability and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the loan account of Borrowers. The foregoing shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.”

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(c) Financial Covenant Trigger Event. Effective June 30, 2012, the definition of “Financial Covenant Trigger Event” as set forth in the Loan Agreement is hereby amended and restated in its entirety as follows:

““Financial Covenant Trigger Event” shall mean if (a) Global Excess Availability is less than $5,000,000 for any period of three (3) consecutive days, or (b) at any time, Global Excess Availability is less than $3,000,000; provided, that, any such Financial Covenant Trigger Event under clauses (a) and (b) shall cease to exist to the extent that Global Excess Availability is greater than $5,000,000 for thirty (30) consecutive days.”

(d) Inventory Loan Limit. Effective June 30, 2012, the definition of “Inventory Loan Limit” as set forth in Section 1.105 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.105 “Inventory Loan Limit” shall mean (A) in the case of the Ideal Borrowing Group, at any time, the amount equal to $6,000,000, (b) in the case of K&M, at any time, the amount equal to $4,500,000, and (c) in the case of Canadian Borrower, at any time, the amount equal to the US Dollar Equivalent of $6,500,000.”

(e) Unused Line Fee. Effective June 30, 2012, Section 3.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to one-half of one (0.50%) percent per annum calculated upon the amount by which the US Revolving Loan Maximum Amount exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.”

(f) Letter of Credit Fee. Effective June 30, 2012, Section 3.2(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) In the case of letters of credit, Borrowers shall pay to Agent, for the account of Lenders, a fee at a rate equal to the Applicable Margin with respect to Revolving Loans which are Eurodollar Rate Loans per annum on the average daily maximum amount available to be drawn under all of such Letters of Credit for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration; except, that, Borrowers shall pay, at Agent’s option, without notice, such fee at a rate two (2%) percent greater than the otherwise applicable rate on such average

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daily maximum amount for: (i) the period from and after the date of termination or non-renewal hereof until Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fees shall be calculated on the basis of a three hundred sixty five (365) or three hundred sixty six (366), as applicable, day year as to Letters of Credit denominated in Canadian Dollars and a three hundred sixty (360) day year as to Letters of Credit denominated in US Dollars, and in each case, actual days elapsed and the obligation of Borrowers to pay such fee as set forth in this Section 3.2(b) shall survive the termination of this Agreement or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders) the letter of credit fronting fee of one-eighth (0.125%) percent per annum and the other customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.”

(g) Collection of Accounts. Effective June 30, 2012, Section 6.3(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrowers shall execute and deliver such agreements and documents as Agent may require in connection therewith. Upon the occurrence and during the continuance of a Cash Dominion Event, Agent may deliver a Control Notice to the depository bank at which the Blocked Account is maintained. Each Borrower and Guarantor agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations; except, that, no Deposit Account Control Agreement shall be required with respect to any Excluded Account.”

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(h) Minimum EBITDA. Effective June 30, 2012, Section 9.17(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) [Reserved.]”

(i) Term. Effective June 30, 2012, Section 13.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on June 30, 2015 (the “Maturity Date”). In addition, Administrative Borrower (on behalf of Borrowers) may terminate this Agreement at any time upon thirty (30) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon New York City time.”

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(j) Early Termination Fee. Effective June 30, 2012, Section 13.1(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c) If for any reason this Agreement is terminated prior to the Maturity Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent, for the benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to:

Amount	Period
(i) 0.50% of Maximum Credit	From and after June 30, 2012 to and including the Maturity Date.

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Agent and Lenders pursuant to the Credit Facility). In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.”

3. Amendment Fee. In addition to any other fees payable under the Loan Agreement, in consideration of the loans and advances as provided for hereunder, Borrowers shall pay to Agent in immediately available funds an amendment fee in the amount of $275,000. The amendment fee shall be fully earned and payable as of the date hereof. Such fee may be charged by Agent to any loan account of Borrowers.

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4. Conditions Precedent. This Amendment No. 5 shall not be effective until each of the following conditions precedent is satisfied in a manner reasonably satisfactory to Agent:

(a) the receipt by Agent of this Amendment No. 5, duly authorized and executed by Borrowers and Guarantors;

(b) the receipt by Agent of Deposit Account Control Agreements, duly authorized and executed by Borrowers, Agent and Wells Fargo Bank, National Association, with respect to the existing deposit accounts of Borrowers;

(c) the receipt by Agent of the amendment fee set forth in Section 3 above; and

(d) immediately prior, and immediately after giving affect to the amendments and agreements set forth herein, there shall exist no Event of Default or event or condition which, with the giving of notice, passage of time, or both, would constitute an Event of Default.

5. Effect of this Amendment No. 5. This Amendment No. 5 constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersedes all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof and thereof. Except as expressly amended and waived pursuant hereto, no other changes or modifications or waivers to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

6. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 5.

7. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

8. Binding Effect. This Amendment No. 5 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

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9. Counterparts. This Amendment No. 5 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 5, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 5 by telecopier or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 5. Any party delivering an executed counterpart of this Amendment No. 5 by telecopier or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment No. 5, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 5 as to such party or any other party.

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IN WITNESS hereof, the parties have executed and delivered this Amendment No. 5 as of the day and year first above written.

U.S. BORROWERS	CANADIAN BORROWER
AMERICAN BILTRITE INC. By: /s/ Howard N. Feist III Name: Howard N. Feist Title: Vice President	AMERICAN BILTRITE (CANADA) LTD. By: /s/ Yves Massariol Name: Yves Massariol Title: Vice President
IDEAL TAPE CO., INC. By: /s/ Howard N. Feist III Name: Howard N. Feist Title: Vice President
K&M ASSOCIATES L.P. By: /s/ Howard N. Feist III Name: Howard N. Feist Title: Vice President By: AIMPAR, Inc., its General Partner

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[Signature Page to Amendment No. 5 to LSA]

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U.S. GUARANTORS
425 Dexter Associates, L.P. By: AIMPAR, Inc., its General Partner By: /s/ Howard N. Feist III Name: Howard N. Feist Title: Vice President

OCEAN STATE JEWELRY, INC. By: /s/ Howard N. Feist III Name: Howard N. Feist Title: Vice President

American biltrite far east, INC. By: /s/ Howard N. Feist III Name: Howard N. Feist Title: Vice President

MAJESTIC JEWELRY, INC. By: /s/ Howard N. Feist III Name: Howard N. Feist Title: Vice President

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[Signature Page to Amendment No. 5 to LSA]

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ACCEPTED AND AGREED:

aGENT:
Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association By: /s/Steven Walfisch Name: Steven Walfisch Title: AVP
ISSUING BANK:
Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association By: /s/Steven Walfisch Name: Steven Walfisch Title: AVP
lENDERS: Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association By: /s/Steven Walfisch Name: Steven Walfisch Title: AVP
Wells Fargo Capital Finance Corporation Canada, successor in interest to Wachovia Capital Finance Corporation (Canada) By: /s/Dominic Cosentino Name: Dominic Cosentino Title: Vice President

[Signature Page to Amendment No. 5 to LSA]